UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 10, 2004

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
10885 - N.E. 4th Street
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street
Bellevue, Washington 98004-5591.
(425) 454-6363

ITEM 12. Earnings Release

On February 10, 2004, the Company issued the following press release.

Puget Energy reports 2003 results of $1.26 per share

        Bellevue, Wash. (Feb. 10, 2004) — Puget Energy (NYSE: PSD) today reported income for common stock of $120.2 million or $1.26 per share, for the year ended Dec. 31, 2003, compared with $110.1 million, or $1.24 per share, for the 12 months ended Dec. 31, 2002. Puget Energy’s fourth-quarter 2003 income for common stock was $47.0 million, or 48 cents per share, compared with income of $49.6 million, or 55 cents per share for the same period one year ago.

        “While we were successful at establishing a growth strategy for future years, our 2003 earnings for both our Puget Sound Energy and InfrastruX Group subsidiaries are lower than anticipated,” said Stephen P. Reynolds, Puget Energy President and CEO. “Results in 2003 were challenged by the effects of weather, higher power costs not recovered in utility rates, and weak economic conditions. On the positive side, 2003 was a year of great progress on our strategy to strengthen our balance sheet and add energy resources to support the growing needs of the next generation of Pacific Northwest customers. We believe this strategy will produce more price stability for our utility customers and a higher earnings base for shareholders,” added Reynolds.

        “In 2004 we will continue to support utility service territory growth by upgrading energy delivery systems and acquiring energy resources. We will also continue to work in collaboration with regulators to achieve our strategic and financial objectives and provide low-cost, reliable service to our customers” said Reynolds.

Puget Sound Energy Results

Puget Energy’s electric and natural gas utility subsidiary, Puget Sound Energy (PSE), had earnings for the year ended 2003 of $118.7 million, or $1.25 per share, compared with $101.1 million, or $1.14 per share, for the year ended 2002. PSE’s fourth quarter earnings in 2003 were $46.3 million or 48 cents per share compared with $47.8 million or 53 cents per share in the fourth quarter of 2002.

PSE’s fourth-quarter 2003 highlights:

        PSE’s fourth quarter 2003 net income declined by $1.5 million as compared with the fourth quarter of 2002. This $1.5 million decline in net income combined with an increase in the number of Puget Energy shares outstanding resulted in a $.05 earnings per share decline for PSE in the fourth quarter of 2003 compared with the fourth quarter of 2002. During 2003, Puget Energy invested additional equity in PSE to strengthen its capital structure and redeem high cost preferred securities. PSE’s financial performance was also impacted by increased depreciation and property tax expenses resulting primarily from new utility plant investments in 2003, higher federal income tax expenses, and a $1.5 million after-tax impact of a rate-case settlement agreement in the fourth quarter of 2003.

        Summarized below are items that impacted PSE’s financial results in the fourth quarter 2003 as compared with the fourth quarter of 2002:

•	During the fourth quarter 2003, Puget Energy sold approximately $100 million of common stock. The proceeds were invested in PSE and were used to redeem approximately $94 million of high-cost preferred stock.

•	As a result of actions taken to reduce debt and refinance higher cost securities, PSE’s financial results benefited from a combined decrease in interest expense and preferred dividends of $3.7 million after-tax or 4 cents per share in the fourth quarter of 2003 compared with 2002.

•	PSE’s common equity ratio was 40.0 percent at December 31, 2003 compared with 36.1 percent at December 31, 2002. PSE is well ahead of the requirement in its July 2002 rate settlement to rebuild its common equity ratio to 39 percent by 2005.

•	The average number of natural gas customers served by PSE grew by 3.6 percent in the fourth quarter of 2003 as compared to the fourth quarter of 2002. Electric customers grew by 2.1 percent over the same period. Sustained levels of customer growth and a firm commitment to safety and reliability have resulted in PSE investing capital to maintain, reinforce and expand the infrastructure of its delivery systems. Depreciation expense increased by approximately $1.7 million or 1 cent per share in the fourth quarter of 2003 compared with the fourth quarter in 2002.

•	Taxes other than income taxes increased by $4.3 million in the fourth quarter of 2003 compared with the fourth quarter of 2002. This increase includes a $2.0 million or 1 cent per share of higher property taxes. The remaining $2.3 million balance largely represents pass through items and does not impact earnings.

•	PSE’s income tax expense increased by $10.6 million in the fourth quarter of 2003 as compared with the fourth quarter of 2002. The increase was due to higher income and the absence of one-time tax benefits realized in the fourth quarter of 2002 of $2.7 million or 3 cents a share related to a refund of federal income taxes for 2000.

•	The number of heating degree-days in the fourth quarter of 2003 was 2 percent below normal, but 5 percent above the level in the fourth quarter of 2002. The volume of electricity and gas sold to retail and transportation customers increased 4.7 percent and 10.1 percent respectively in the fourth quarter of 2003 over 2002.

•	PSE’s gas margin in the fourth quarter of 2003 increased by $7.2 million to $82.8 million compared with $75.7 million in the fourth quarter of 2002, primarily due to an increase in gas therm sales driven by temperature differences and customer growth between the periods. The increase in the gas margin was offset in part by a $1.6 million reduction in PSE’s electric margin, to $175.9 million in the fourth quarter of 2003 from $177.5 million in the fourth quarter of 2002. The net impact of gas and electric margins combined was a benefit of 4 cents per share in the fourth quarter of 2003.

•	Although PSE’s electric retail and transportation revenues increased in the fourth quarter of 2003 as compared to the fourth quarter of 2002, electric margins decreased as a result of excess power costs under the Power Cost Adjustment (PCA) mechanism. PSE incurred $6.0 million of excess power costs under the PCA mechanism in the fourth quarter of 2003 compared with $3.4 million in the fourth quarter of 2002. The PCA mechanism allows the company to recover variable power costs on a shared basis with its customers if PSE’s costs vary from a normalized level established in electric rates. Under the PCA, PSE’s cumulative maximum pre-tax earnings exposure due to power-supply cost variations over the four year period ending June 30, 2006 is limited to $40 million plus 1 percent of the excess. The impact of the excess power costs under PCA mechanism has been included in the margin calculations described above.

•	In October 2003, PSE took the first step in its multi-stage plan to acquire 475 megawatts of electric energy by 2005 to meet its core customers needs. Subject to regulatory approval from the Washington Utilities and Transportation Commission (WUTC), PSE agreed to acquire a 137-megawatt share of the Frederickson Power facility located near Tacoma, Washington. PSE incurred $2.0 million in costs associated with its energy resources initiatives in the fourth quarter of 2003. These costs are reflected in Utility Operations and Maintenance.

•	On October 24, 2003, PSE filed a Power Cost Only Rate case with the WUTC to secure approval to include the $80 million cost of the new Frederickson facility in customer electric rates and to update the company’s other power supply costs to current projections. The Power Cost Only Rate Case process was established as part of the WUTC’s approval of a Power Cost Adjustment Mechanism for PSE, which became effective July 1, 2002. Under the process, the WUTC staff and the other intervenors in the rate case are allowed to submit testimony, which they did on January 30, 2004. Certain recommendations made by the WUTC staff and intervenors will be contested by PSE as more fully described in a Form 8-K filed with the Securities and Exchange Commission on February 4, 2004. The WUTC is expected to render a decision in the PSE Power Cost Only Rate Case by April 30, 2004.

•	Under the PCA mechanism, starting in July 2002 through June 2006, PSE is required to submit its power costs in the form of a Compliance Filing to the WUTC for each 12-month period ending June 30. In a December 2003 agreement with the WUTC staff to settle its compliance filing for the PCA mechanism period covering July 1 2002 through June 30, 2003, PSE agreed to reduce the amount of future recovery related to two regulatory assets in its current electric tariff rates. This one-time adjustment was the primary reason for a $1.3 million after tax or a 1-cent per share reduction in other income in the fourth quarter of 2003 compared with the fourth quarter of 2002.

•	Although fourth quarter 2003 Utility Operations and Maintenance expenses were only $0.4 million higher than the fourth quarter of 2002, they were higher than anticipated due to approximately $2.4 million of unplanned maintenance expenditures incurred in the fourth quarter of 2003 to respond to weather-related damage to PSE’s electric distribution system and an equipment failure at one of PSE’s hydroelectric facilities. In the fourth quarter 2002 Utility Operations and Maintenance expenses included a charge of $1.1 million related to the discontinuation of the Personal Energy Management customer program and $1.7 million higher in uncollected customer receivables compared to the fourth quarter of 2003.

•	In the fourth quarter of 2003, both credit rating agencies Moody’s Investor Services and Standard and Poors revised their outlook on both Puget Energy and PSE upward to “stable” and “positive”, respectively.

PSE’s Calendar Year 2003 Highlights:

•	On an annual per share basis, PSE’s results in 2003 were approximately 10 percent higher than in 2002. PSE reported income of $118.7 million, or $1.25 per share for the year ended 2003, compared with $101.1 million, or $1.14 per share, for the year ended 2002.

•	Total energy sales increased only slightly in 2003 over the prior year due primarily to lower sales in the first quarter of 2003 when heating degree-days were almost 11 percent warmer than normal. Electric margin was reduced as a result of $34.8 million of excess power costs incurred in 2003 under the PCA mechanism primarily as a result of below normal hydroelectric conditions in the Pacific Northwest region.

•	PSE’s share of cumulative power cost underrecovery under the PCA mechanism, which began on July 1, 2002, was $40 million at December 31, 2003.

•	In April 2003, PSE filed its Least Cost Plan (LCP) with the WUTC. The LCP details PSE’s long-term strategy for meeting its customers’ growing energy needs with a balanced portfolio featuring energy efficiency, renewable resources and efficient thermal-power generation. The plan was developed over several months starting in 2002 and was finalized in August 2003. PSE’s 2003 results were impacted by a total of $4 million for the costs associated with developing the LCP, analyzing resource alternatives, performing due diligence of the Frederickson facility and preparing the power cost only resource rate case.

•	Over the last 12 months, PSE has reduced its total long-term debt and preferred stock outstanding by more than $160 million, refinanced in part with the proceeds of a $100 million common stock sale, demonstrating the company’s commitment to improving PSE’s financial strength.

•	Results in 2003 were reduced in part by an increase in depreciation expense associated with capital additions, higher federal income taxes increased operations and maintenance costs, and several other items. PSE’s capital expenditures were $270 and $224 million in 2003 and 2002, respectively.

InfrastruX Group (InfrastruX):

        Earnings for InfrastruX, the unregulated utility construction services subsidiary of Puget Energy, which provides new construction, maintenance and repair services to electric and natural gas utilities, declined as a result of poor weather conditions, causing a general slow-down in utility construction work. Performance was also impacted by the slow-down in utility capital spending in 2003. InfrastruX Group’s reported income net of minority interest was $0.7 million, or 1 cent per share in the fourth quarter of 2003 as compared with $2.0 million or 2 cents a share in 2002. InfrastruX reported income net of minority interest of $1.6 million, or 2 cents per share, for 2003 compared with $9.5 million, or 10 cents per share, in 2002.

2004 Outlook:

        Puget Energy is providing annual 2004 earnings guidance in the range of $1.50 to $1.60 per share. “Looking to 2004, we continue to expect some of the challenges we experienced in 2003,” said Reynolds. “However, we have taken action. Regulatory initiatives that are under way and the anticipated benefits from our resource acquisition strategy will support improved financial results. At Puget Energy, we remain committed to efficiently producing and delivering reliable energy, maintaining our financial strength and flexibility while providing solid, long-term returns to our shareholders.” added Reynolds.

Conference Call:

Puget Energy will provide additional information regarding its fourth-quarter 2003 results during a conference call for analysts scheduled at 10 a.m. ET (7 a.m. PT) tomorrow, Wednesday, February 11, 2004. The call will be broadcast live through a Web cast at www.pse.com by accessing the Investors section of the Web site. The Web cast will be archived and available for replay following the live call. A tape-recorded replay of the call will be available two hours after completion of the conference on February 11 through midnight (ET) Wednesday, February 25, 2004 by dialing 1-888-286-8010 and entering the conference identification number at 13157869.

Form 10K and Annual Report for 2003

Puget Energy will file its Form 10-K Annual Report for 2003 with the Securities and Exchange Commission (SEC) on or before March 15, 2004, a copy of which will be available through the SEC’s website at www.sec.gov or the Company’s website at www.pse.com. Investors are encouraged to read the financial statements and disclosures that will be contained in the Form 10-K filing.

_________________

Certain statements contained in this news release are “forward-looking statements” within the meaning of the federal securities laws. Although Puget Energy and Puget Sound Energy believe that the expectations reflected in such statements are reasonable, there can be no assurance that the expected results will be achieved. For additional information concerning certain assumptions, risks, and uncertainties involved in the forward-looking statements contained herein, please refer to Puget Energy’s reports on file with the SEC.

PUGET ENERGY — SUMMARY INCOME STATEMENT
(In thousands, except per-share amounts)

	Unaudited		Unaudited
	Three months ended 12/31[1]		Twelve months ended 12/31

	2003	2002	2003	2002

Operating revenues
Electric	$400,800	$387,071	$1,509,463	$1,365,885
Gas	251,524	172,492	634,230	697,155
Other	89,815	94,404	347,830	329,282

Total operating revenues	742,139	653,967	2,491,523	2,392,322

Operating expenses
Purchased electricity	216,217	202,640	823,189	645,371
Purchased gas	147,337	80,572	327,132	405,016
Electric generation fuel	17,584	16,822	64,999	113,538
Residential exchange	(51,289)	(49,832)	(173,840)	(149,970)
Unrealized (gain) loss on derivative instruments	(278)	472	106	(11,612)
Utility operations & maintenance	78,070	77,715	289,702	286,220
Other operations & maintenance	74,900	80,132	303,972	273,157
Depreciation & amortization	60,442	58,248	236,866	228,743
Conservation amortization	9,544	7,516	33,458	17,501
Taxes other than income taxes	60,608	55,586	208,395	215,429
Income taxes	36,010	24,928	72,369	59,260

Total operating expenses	649,145	554,799	2,186,348	2,082,653

Operating income	92,994	99,168	305,175	309,669
Other income (net of tax)	(90)	1,403	5,524	5,458

Income before interest charges& minority interest	92,904	100,571	310,699	315,127
Interest charges
Interest expense	45,483	48,858	183,973	196,377
Mandatorily redeemable securities interest expense[2]	24	--	1,072	--

Total interest charges	45,507	48,858	185,045	196,377

Minority interest	71	188	177	867

Net income before cumulative effect of
accounting change	47,326	51,525	125,477	117,883
FAS-143 transition adjustment loss (net of tax)	--	--	169	--

Net Income	47,326	51,525	125,308	117,883
Less preferred stock dividend accruals[2]	373	1,940	5,151	7,831

Income for common stock	$46,953	$49,585	$120,157	$110,052

Common shares outstanding	96,669	90,664	94,750	88,372
Diluted shares outstanding	97,228	91,069	95,309	88,777

Basic earnings per common share before
cumulative effect of accounting change	$0.49	$0.55	$1.27	$1.24
Cumulative effect of accounting change	--	--	--	--

Basic earnings per common share	$0.49	$0.55	$1.27	$1.24

Diluted earnings per common share before
cumulative effect of accounting change	$0.48	$0.55	$1.26	$1.24
Cumulative effect of accounting change	--	--	--	--

Diluted earnings per common share[3]	$0.48	$0.55	$1.26	$1.24

[1]	Partial-year results may not accurately predict full-year performance, as earnings are significantly affected by weather.
[2]	Effective July 1, 2003, SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, requires companies with equity that has characteristics of debt to classify their dividends as interest expense instead of as preferred stock dividends.
[3]	Diluted earnings per common share include the dilutive effect of securities related to employee compensation plans.

PUGET SOUND ENERGY1 — UTILITY OPERATING DATA

	Three months ended 12/31		Twelve months ended 12/31
	2003	2002	2003	2002
Energy sales revenues ($ in thousands; unaudited)
Electricity
Residential	$165,066	$154,430	$607,341	$622,499
Commercial	147,751	140,940	558,983	540,885
Industrial	22,985	23,836	89,291	91,920
Other retail sales[2]	24,136	21,374	17,045	5,567

Subtotal, retail sales	359,938	340,580	1,272,660	1,260,871
Transportation[2]	2,313	2,678	11,542	15,551
Sales to other utilities & marketers	29,726	37,405	191,508	88,288
Other[3]	8,823	6,408	33,753	1,175

Total electricity sales	400,800	387,071	1,509,463	1,365,885

Gas
Residential	165,046	112,899	401,717	428,569
Commercial	70,018	45,804	178,153	209,516
Industrial	10,574	6,738	29,728	35,119

Subtotal, retail sales	245,638	165,441	609,598	673,204
Transportation	3,293	3,828	13,796	12,851
Other	2,593	3,223	10,836	11,100

Total gas sales	251,524	172,492	634,230	697,155

Total energy sales revenues	$652,324	$559,563	$2,143,693	$2,063,040

Energy sales volumes (Unaudited)
Electricity (in mWh)
Residential	2,665,562	2,505,035	9,845,854	9,845,527
Commercial	2,121,607	2,033,143	8,222,166	8,012,538
Industrial	342,591	353,441	1,372,815	1,416,106
Other[2]	345,104	307,072	158,520	(11,970)

Subtotal, retail sales	5,474,864	5,198,691	19,599,355	19,262,201
Transportation[2]	499,196	505,366	2,020,562	2,307,081
Sales to other utilities & marketers	815,005	1,087,401	5,108,364	3,466,571

Total mWh	6,789,065	6,791,458	26,728,281	25,035,853

Gas (in 000's of therms)
Residential	185,083	162,779	500,116	500,672
Commercial	90,390	80,526	268,304	288,220
Industrial	14,308	12,690	47,276	50,683
Transportation	54,213	56,320	209,497	207,852

Total gas volumes	343,994	312,315	1,025,193	1,047,427

Margins[4] ($ in thousands; unaudited)
Electric	$175,858	$177,489	$634,242	$614,911
Gas	82,813	75,648	244,213	225,050

Customers served[5] (Unaudited)
Electricity
Residential	861,902	845,158	854,088	839,878
Commercial	109,755	106,852	108,479	104,273
Industrial	3,971	3,946	3,952	3,953
Other	2,099	2,010	2,060	1,932
Transportation	16	16	16	16

Total electricity customers	977,743	957,982	968,595	950,052

Gas
Residential	593,768	572,290	583,439	565,003
Commercial	48,005	46,807	47,388	46,523
Industrial	2,727	2,736	2,721	2,770
Transportation	129	134	134	122

Total gas customers	644,629	621,967	633,682	614,418

Weather (Unaudited)
Actual heating degree days	1,695	1,622	4,527	4,946
Normal heating degree days6	1,729	1,729	4,797	4,797

[1]	Puget Sound Energy (PSE) is the electric and natural gas utility subsidiary of Puget Energy.
[2]	Includes change in unbilled revenues.
[3]	Includes Conservation Trust collection and sales of non-core gas supplies. As of the third quarter 2003 the Conservation Trust payments to bondholders are no longer shown as a reduction in revenue but as an expense due to the consolidation of the Conservation Trust onto Puget Sound Energy’s books beginning July 1, 2003. There is no impact on net income.
[4]	Electric margin is electric sales to retail and transportation customers less the cost of generating and purchasing electric energy sold to customers, including transmission costs, to bring electric energy to PSE’s service territory. Gas margin is gas sales to retail and transportation customers less the cost of gas purchased, including gas transportation costs, to bring gas to PSE’s service territory.
[5]	Quarterly data represents average served during December; Twelve months ended data represents average for the twelve months ended.
[6]	Seattle-Tacoma Airport statistics reported by NOAA which are based on a 30-year average, 1971-2000.

PUGET ENERGY — SEGMENT RESULTS
(In thousands)

Three months ended 12/31/03 (Unaudited)	Regulated Utility Operations	InfrastruX	Other[1]	Puget Energy Total

Revenues	$652,324	$85,625	$4,190	$742,139
Depreciation and amortization	55,777	4,603	62	60,442
Income taxes	34,294	630	1,086	36,010
Operating income	88,365	2,216	2,413	92,994
Interest charges	44,088	1,367	52	45,507
Net income	44,206	759	2,361	47,326
Goodwill, net	--	133,302	--	133,302
Total assets	5,132,242	342,332	81,288	5,555,862

Three months ended 12/31/02 (Unaudited)

Revenues	$559,563	$90,273	$4,131	$653,967
Depreciation and amortization	54,073	4,118	57	58,248
Income taxes	23,632	189	1,107	24,928
Operating income	93,490	3,561	2,117	99,168
Interest charges	47,301	1,557	--	48,858
Net income	47,429	1,979	2,117	51,525

Twelve months ended 12/31/03 (Unaudited)

Revenues	$2,143,693	$341,787	$6,043	$2,491,523
Depreciation and amortization	219,851	16,779	236	236,866
Income taxes	69,823	1,594	952	72,369
Operating income	295,219	7,452	2,504	305,175
Interest charges	179,437	5,485	123	185,045
Net income	119,144	1,766	4,398	125,308

Twelve months ended 12/31/02 (Unaudited)

Revenues	$2,063,040	$319,528	$9,754	$2,392,322
Depreciation and amortization	215,097	13,426	220	228,743
Income taxes	50,600	6,703	1,957	59,260
Operating income	289,511	15,595	4,563	309,669
Interest charges	190,861	5,516	--	196,377
Net income	104,044	9,455	4,384	117,883

Goodwill at 12/31/02	$--	$125,555	$--	$125,555
Total assets at 12/31/02	5,208,487	319,248	129,756	5,657,491

[1]	Includes the non-regulated subsidiaries of Puget Sound Energy and miscellaneous holding company expenses. The principal non-regulated subsidiary of PSE is a real estate development company.

PUGET SOUND ENERGY - CAPITALIZATION

(In thousands)	(Unaudited) At December 31, 2003		At December 31, 2002

	Amount	%	Amount	%

Short-term debt	$--	0.0%	$30,340	0.7%
Junior Subordinated Debentures of the Corporation
Payable to a Subsidiary Trust Holding Mandatorily
Redeemable Preferred Securities	280,250	7.2%	--	0.0%
Corporation obligated, mandatorily redeemable
securities of subsidiary trust holding solely
junior subordinated debentures of the corporation	--	0.0%	300,000	7.6%
Mandatorily Redeemable Preferred Stock and
Long-term debt, including current maturities	2,054,894	52.8%	2,136,994	54.1%
Preferred Stock	--	0.0%	60,000	1.5%
Common Equity	1,559,429	40.0%	1,426,121	36.1%

Total capitalization including short-term debt	$3,894,573	100.0%	$3,953,455	100.0%

PUGET SOUND ENERGY
Unrestricted cash	$14,778		$161,475

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

/s/ James W. Eldredge
James W. Eldredge
Corporate Secretary and Chief Accounting Officer
Date: February 10, 2004